Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

For the Years Ended December 31, 2009, 2008 and 2007

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2009 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to our consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system operators, direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system operators, DBS operators and telephone companies;

•                  market demand for new programming services;

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

All dollar amounts and per unit data, included in the following discussion are presented in thousands.

We provide television programming to cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued capital and credit market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as lower levels of television advertising and increased incidence of our customer’s inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

We earn revenues in two principal ways.  First, we receive affiliation payments from operators.  These revenues are generally earned on a per subscriber basis under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliation fee revenues we earn vary from period to period, operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers,” or are a fixed contractual monthly fee.

The second principal source of revenues is from advertising.  Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliation fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with those operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The following individual customers accounted for the following percentages of the Company’s net revenues for the years ended December 31,:

	2009	2008	2007

Customer A	12%	13%	14%
Customer B	11%	11%	12%
Customer C	12%	13%	13%

The following individual customers accounted for the following percentages of the Company’s net trade receivable balances at December 31,:

	2009	2008
Customer A	9%	10%
Customer B	11%	10%
Customer C	9%	10%

As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite-lived assets at December 31, 2009 include goodwill of $51,309, other long-lived intangible assets of $171,946, property and equipment, net of $21,996 and long-term program rights of $503,411.  Such assets accounted for approximately 59% of the Company’s consolidated total assets.  Goodwill is tested annually for impairment during the first quarter and at any time upon the occurrence of certain events or substantive changes in circumstances.

In accordance with the guidance in Accounting Standard Codification (“ASC”) Topic 350-10, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.  For the purpose of evaluating goodwill impairment, the Company has three reporting units.  These reporting units are the AMC, We tv and IFC reporting units.    Goodwill amounts at December 31, 2009 for AMC, Wetv and IFC are $32,513, $5,214 and $13,582, respectively.

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge.  Fair value estimates are made at a specific point in time, based on relevant information.  These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.  Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for projected average rates per basic and viewing subscribers and growth in fixed price contractual arrangements used to determine affiliation fee revenues, access to program rights and the cost of such program rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell through rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

Based on the Company’s annual impairment test during the first quarter of 2009, the Company’s reporting units had significant safety margins, representing the excess of the estimated fair value of each reporting unit over their respective carrying values (including goodwill allocated to each respective reporting unit).  In order to evaluate the sensitivity of the estimated fair value calculations of the Company’s reporting units on the annual impairment calculation for goodwill, the Company applied a hypothetical 30% decrease to the estimated fair values of each reporting unit.  This hypothetical decrease would have no impact on the goodwill impairment analysis for any of the Company’s reporting units.

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and affiliate relationships, advertiser relationships and other identifiable intangible assets as a result of purchase accounting.  The Company has determined that such intangible assets have finite lives.  The estimated useful lives and net carrying values of these intangibles at December 31, 2009 are as follows:

	Net Carrying Value at December 31, 2009	Estimated Useful Lives

Affiliation agreements and affiliate relationships	$144,920	10 years
Advertiser relationships	$26,522	7 to 10 years
Other intangible assets	$504	4 to 10 years

The useful lives for the affiliation agreements and affiliate relationships were determined based upon an analysis of the weighted average remaining terms of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business. In light of these facts and circumstances, the Company has determined that an estimated useful life of 10 years for affiliation agreements and affiliate relationships is appropriate.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying a service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement and affiliate relationship intangible asset. If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible asset. The Company also would evaluate whether the remaining useful life of the affiliation agreements and affiliate relationships remained appropriate. Based on December 31, 2009 carrying values, if the estimated life of all affiliation agreements and affiliate relationships were shortened by 10%, the effect on amortization for the year ending December 31, 2010 would be to increase our annual amortization expense by approximately $4,901.

Program Rights and Related Obligations

Rights to programming, including feature films and episodic series, acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability.  If such uncertainty exists, those rights and obligations are recorded at the earlier of when the uncertainty is resolved or when the license period begins.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.

Owned original programming is produced for us by independent production companies.  Any owned original programming costs qualifying for capitalization as program rights are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated cash flows can change based upon programming market acceptance, levels of affiliation fee revenues and advertising revenues, and program usage.  Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary which could impact the timing of amortization expenses or result in an impairment charge.

We periodically review the programming usefulness of our program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition.  If it is determined that film or other program rights have no future programming usefulness, a write-off of the unamortized cost is recorded in technical and operating expense.  Impairment charges of $7,178 were recorded for the year ended December

31, 2009.  There were no impairment charges recorded in the years ended December 31, 2008 and 2007.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision Systems Corporation, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Years Ended December 31,
	2009		2008		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income

Revenues, net	$815,413	100%	$741,482	100%	$73,931

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	245,130	30	209,337	28	(35,793)
Selling, general and administrative	217,663	27	207,595	28	(10,068)
Restructuring expense	—	—	92	—	92
Depreciation and amortization	57,545	7	59,276	8	1,731
Operating income	295,075	36	265,182	36	29,893
Other income (expense):
Interest expense, net	(75,568)	(9)	(89,735)	(12)	14,167
Loss on derivative contracts	(3,237)	—	(2,843)	—	(394)
Miscellaneous, net	329	—	(785)	—	1,114
Income before income taxes	216,599	27	171,819	23	44,780
Income tax expense	(79,611)	(10)	(66,414)	(9)	(13,197)
Net income	$136,988	17%	$105,405	14%	$31,583

The following is a reconciliation of operating income to Adjusted Operating Cash Flow (“AOCF”):

	Years Ended December 31,		Increase
	2009	2008	(Decrease) in
	Amount	Amount	AOCF

Operating income	$295,075	$265,182	$29,893
Share-based compensation	10,688	7,934	2,754
Depreciation and amortization	57,545	59,276	(1,731)
Restructuring expense	—	92	(92)
AOCF	$363,308	$332,484	$30,824

	Years Ended December 31,
	2008		2007		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income

Revenues, net	$741,482	100%	$668,771	100%	$72,711

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	209,337	28	190,692	28	(18,645)
Selling, general and administrative	207,595	28	177,554	27	(30,041)
Restructuring expense	92	—	1,627	—	1,535
Depreciation and amortization	59,276	8	59,329	9	53
Operating income	265,182	36	239,569	36	25,613
Other income (expense):
Interest expense, net	(89,735)	(12)	(110,109)	(17)	20,374
Write-off of deferred financing costs	—	—	(2,919)	—	2,919
Loss on extinguishment of debt	—	—	(19,113)	(3)	19,113
Loss on derivative contracts	(2,843)	—	—	—	(2,843)
Miscellaneous, net	(785)	—	390	—	(1,175)
Income before income taxes	171,819	23	107,818	16	64,001
Income tax expense	(66,414)	(9)	(42,978)	(6)	(23,436)
Net income	$105,405	14%	$64,840	10%	$40,565

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,		Increase
	2008	2007	(Decrease) in
	Amount	Amount	AOCF

Operating income	$265,182	$239,569	$25,613
Share-based compensation	7,934	7,005	929
Depreciation and amortization	59,276	59,329	(53)
Restructuring expense	92	1,627	(1,535)
AOCF	$332,484	$307,530	$24,954

Comparison of Year Ended December 31, 2009 Versus Year Ended December 31, 2008

Revenues, net for the year ended December 31, 2009 increased $73,931 (10%) as compared to revenues for the prior year.  The net increase is attributable to the following:

	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising/sponsorship revenues	$34,832	$634	$35,466
Affiliation fee revenues	27,340	10,272	37,612
Other revenues	1,910	(1,057)	853
	$64,082	$9,849	$73,931

The increase in advertising revenues for the year ended December 31, 2009 compared to the prior year at AMC Networks resulted principally from higher units sold at AMC and improved program ratings at WE tv.  The increase in sponsorship revenues at IFC is due to increased sponsorship driven by fourth quarter sponsorship sales.  The increase in affiliation fee revenues for the year ended December 31, 2009 compared to the prior year is due to increases in affiliation rates and increases in the number of our viewing subscribers (see table below).

	As of December 31,			Percent
	2009	2008	Increase	Increase
Viewing Subscribers:
AMC	87,700	86,100	1,600	1.9%
WE tv	62,500	61,000	1,500	2.5%
IFC	50,100	48,900	1,200	2.5%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Additionally, continued capital market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising and increased incidence of our advertising customer’s inability to pay for the services we provide.

Technical and operating expenses include primarily amortization of program rights, including those for feature films and non-film programming, and distribution and production related costs.  Depreciation and amortization expense of fixed assets and amortizable intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2009 increased $35,793 (17%) compared to 2008.  The increase in technical and operating expenses is attributed to the following:

	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original program rights	$31,108	$2,859	$33,967
Programming related costs	1,851	(25)	1,826
	$32,959	$2,834	$35,793

The increase in amortization of programming content costs and series development/original programming costs of $31,108 at AMC Networks for the year ended December 31, 2009 compared to the same period in the prior year is due primarily to increased amortization of non-film program rights.  The increase of $2,859 at IFC is due primarily to increased amortization of film and non-film program rights, partially offset by a decrease in costs incurred related to development of original programming.  The increase in programming related costs at AMC Networks is due primarily to increased interstitial programming costs and high-definition formatting costs.

As a percentage of revenues, technical and operating expenses was 30% for the year ended December 31, 2009 as compared to 28% for the year ended December 31, 2008.

There may be significant changes in the level of our expenses from quarter to quarter and/or changes from year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from other programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisitions and/or original programming may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $10,068 (5%) for 2009 as compared to 2008.  The net increase is attributable to the following:

	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$1,099	$(2,293)	$(1,194)
Other general and administrative costs	3,720	2,034	5,754
Management fees	2,260	—	2,260
Long-term incentive plan expense allocated from Cablevision	385	109	494
Share-based compensation expense allocated from Cablevision	2,434	320	2,754
	$9,898	$170	$10,068

The increase in sales and marketing costs at AMC Networks of $1,099 is primarily related to an increase in advertising sales related expenses due to increased advertising sales revenues in 2009 compared to 2008, partially offset by a decrease in spending for the marketing and promotion of original programming in 2009 compared to 2008.  The decrease in sales and marketing costs at IFC of $2,293 is primarily related to a decrease in marketing and promotion of original programming in 2009 compared to 2008.  The increase in other general and administrative costs at AMC Networks is due primarily to increased parent company allocations of $3,008 and rent related expenses of $860.  The increase in other general and administrative costs at IFC is due primarily to increased parent company allocations of $1,064 and an increase in employee related costs of $970. Management fees increased due to the increased revenues of AMC Networks in 2009 compared to 2008.  Pursuant to an agreement with CSC Holdings LLC (formerly CSC Holdings, Inc.), a wholly owned subsidiary of Cablevision, American Movie Classics Company LLC (“AMC LLC”) and WE: Women’s Entertainment LLC (“WE LLC”) pay a management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

As a percentage of revenues, selling, general and administrative expenses decreased to 27% in 2009 compared to 28% in 2008.

Restructuring expense of $92 for the year ended December 31, 2008 represents the allocation of severance charges from the Company’s indirect parent resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments at the parent company for which the costs of such departments are partially allocated to the Company.

Depreciation and amortization decreased $1,731 (3%) for 2009 as compared to 2008 due to a decrease in amortization expense of $1,500 due to certain intangible assets becoming fully amortized in the second quarter of 2009 in addition to a decrease in depreciation of $231 relating to certain fixed assets becoming fully depreciated.

Net interest expense decreased $14,167 (16%) during 2009 compared to 2008. The net decrease was attributable to the following:

Increase (decrease):
Due to lower average interest rates on our indebtedness	$(16,113)
Due to higher average debt balances	711
Due to a decrease in interest income	1,008
Other	227
$(14,167)

Loss on derivative contracts was $(3,237) compared to $(2,843) for the years ended December 31, 2009 and 2008, respectively.  The interest rate swap contracts effectively fixed the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts.  The interest rate swap contracts matured in November 2009.

Income tax expense of $79,611 for the year ended December 31, 2009 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $3,316, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax benefit of $2,763 for the impact of a change in the state rate used to determine deferred taxes.

Income tax expense of $66,414 for the year ended December 31, 2008 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $1,706, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax expense of $522 for the impact of a change in the state rate used to determine deferred taxes.

Adjusted operating cash flow increased $30,824 in 2009 compared to 2008 due to an increase in revenues, net of $73,931, partially offset by an increase in technical and operating expense of $35,793 and an increase in selling general and administrative expense of $7,314 in 2009 compared to 2008, excluding share-based compensation expense, as further discussed above.

Comparison of Year Ended December 31, 2008 Versus Year Ended December 31, 2007

Revenues, net for the year ended December 31, 2008 increased $72,711 (11%) as compared to revenues for the prior year.  The net increase is attributable to the following:

	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising/sponsorship revenues	$39,928	$(1,005)	$38,923
Affiliation fee revenues	22,622	9,368	31,990
Other revenues	1,422	376	1,798
	$63,972	$8,739	$72,711

The increase in advertising revenues for the year ended December 31, 2008 compared to the prior year at AMC Networks resulted principally from higher pricing and units sold.  The decrease at IFC is due to decreased sponsorship revenues related to decreased sponsorship sales.  The increase in affiliation fee revenues for the year ended December 31, 2008 compared to the prior year is due to an increase in viewing subscribers and per subscriber or fixed monthly rate increases.

	As of December 31,			Percent
	2008	2007	Increase	Increase
Viewing Subscribers:
AMC	86,100	84,400	1,700	2.0%
WE tv	61,000	57,200	3,800	6.6%
IFC	48,900	44,600	4,300	9.6%

Technical and operating expenses include primarily amortization of program rights, including those for feature films, and distribution and production related costs.  Depreciation and amortization expense of fixed assets and amortizable intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2008 increased $18,645 (10%) compared to 2007.  The increase in technical and operating expenses is attributed to the following:

	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$6,506	$3,799	$10,305
Programming related costs	6,487	1,853	8,340
	$12,993	$5,652	$18,645

The increase in amortization of programming content costs and series development/original programming costs of $6,506 at AMC Networks for the year ended December 31, 2008 compared to the same period in the prior year is due primarily to an increase in amortization of licensed and owned original programming costs, partially offset by a decrease in amortization of licensed film content and series development expenses.  The increase of $3,799 at IFC is due primarily to increased amortization of licensed film content and to a lesser extent owned original programming costs.  The increase in programming related costs is due primarily to increased non-film programming costs, broadband/video-on-demand related costs and other programming related costs.

As a percentage of revenues, technical and operating expenses was 28% for the years ended December 31, 2008 and 2007.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $30,041 (17%) for 2008 as compared to 2007.  The net increase is attributable to the following:

	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$17,545	$3,503	$21,048
Other general and administrative costs	5,869	1,152	7,021
Management fees	2,231	—	2,231
Long-term incentive plan expense allocated from Cablevision	(1,103)	(87)	(1,190)
Share-based compensation expense allocated from Cablevision	405	526	931
	$24,947	$5,094	$30,041

The increase in sales and marketing costs at AMC Networks of $17,545 is primarily related to the increase in costs for the marketing and promotion of original programming series premieres and an increase in advertising sales related expenses due to increased advertising sales revenues in 2008 compared to 2007.  The increase in other general and administrative costs at AMC Networks is primarily due to an increase in rent expense of $2,663, an increase in legal expenses of $795 and increased parent company allocations of $2,616.  The increase in other general and administrative costs at IFC is primarily due to an increase in rent expense of $582 and increased parent company allocations of $913.  Management fees increased due to the increased revenues of AMC Networks in 2008 compared to 2007.

As a percentage of revenues, selling, general and administrative expenses increased to 28% in 2008 compared to 27% in 2007.

Restructuring expense of $92 for the year ended December 31, 2008 represents the allocation of severance charges from the Company’s indirect parent resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments at the parent company for which the costs of such departments are partially allocated to the Company.

Depreciation and amortization decreased $53 (less than 1%) for 2008 as compared to 2007 due to a decrease in amortization expense of $402 due to certain intangible assets becoming fully amortized in the first quarter of 2007, partially offset by an increase in depreciation of $349 relating to fixed assets placed in service during 2008.

Net interest expense decreased $20,374 (19%) during 2008 compared to 2007. The net decrease was attributable to the following:

Increase (decrease):
Due to lower average interest rates on our indebtedness	$(18,992)
Due to lower average debt balances	(1,643)
Due to an increase in interest income	(221)
Other	482
$(20,374)

Loss on derivative contracts was $(2,843) for the year ended December 31, 2008.  As the underlying interest rate swap contracts were entered into in November 2008, there was no such loss for the year ended December 31, 2007.  The interest rate swap contracts effectively fix the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts.

Income tax expense of $66,414 for the year ended December 31, 2008 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $1,706, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax expense of $522 for the impact of a change in the state rate used to determine deferred taxes.

Income tax expense of $42,978 for the year ended December 31, 2007 resulted primarily from pretax income, the impact of state taxes, non-deductible expenses, a tax expense of $1,628, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax expense of $1,066 for the impact of a change in the state rate used to determine deferred taxes.

Adjusted operating cash flow increased $24,954 in 2008 compared to 2007 due to an increase in revenues, net of $72,711, partially offset by an increase in technical and operating expense of $18,645 and an increase in selling general and administrative expense of $29,112, excluding share-based compensation expense, in 2008 compared to 2007, as discussed above.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $238,865 for the year ended December 31, 2009 compared to $122,518 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted from $394,650 of income before depreciation and amortization and non-cash items and an increase in accounts payable to affiliates of $87,115, partially offset by the acquisition of and payment of obligations relating to program rights totaling $231,350, deferred carriage fee payments of $2,583 and an increase in net other assets totaling $8,967.

Net cash provided by operating activities amounted to $122,518 for the year ended December 31, 2008 compared to $126,625 for the year ended December 31, 2007.  The 2008 cash provided by operating activities resulted from $341,109 of income before depreciation and amortization and non-cash items and an increase in cash resulting from a decrease in net other assets totaling

$4,199, partially offset by the acquisition of and payment of obligations relating to program rights totaling $203,916 and deferred carriage fee payments of $18,874.

Net cash provided by operating activities amounted to $126,625 for the year ended December 31, 2007.  The 2007 cash provided by operating activities resulted from $305,231 of income before depreciation and amortization and other non-cash items, an increase in accounts payable to affiliates, net of $48,290 and a decrease in net other assets totaling $13,652, partially offset by a decrease in cash resulting primarily from the acquisition and payment of obligations relating to program rights totaling $178,665, an increase in accounts receivable, trade of $21,371 due primarily to an increase in affiliate trade receivables, deferred carriage fee payments of $28,683, and a decrease in accrued interest of $11,829 due primarily to a decrease in outstanding debt following the early redemption of a portion of our senior subordinated notes in August 2007.

Investing Activities

Net cash used in investing activities for the years ended December 31, 2009, 2008 and 2007 was $3,004, $5,119 and $6,968, respectively, which consisted primarily of capital expenditures for the purchase of technical equipment for the transmission of our networks in high-definition.

Financing Activities

Net cash used in financing activities amounted to $224,688 for the year ended December 31, 2009 compared to $155,889 for the year ended December 31, 2008.  In 2009, financing activities consisted of capital distributions to our parent of $104,000, repayment of bank debt of $120,000 and principal payments on capital leases of $688.

Net cash used in financing activities amounted to $155,889 for the year ended December 31, 2008 compared to $75,584 for the year ended December 31, 2007.  In 2008, financing activities consisted of capital distributions to our parent of $352,250, repayment of bank debt of $76,000, payment of financing costs of $2,941 associated with a new incremental revolver supplement entered into in June 2008 and principal payments on capital leases of $698, partially offset by proceeds from bank debt of $276,000 (as described below).

Net cash used in financing activities amounted to $75,584 for the year ended December 31, 2007.  In 2007, financing activities consisted of capital distributions to our parent of $74,820, $193,158 for the partial redemption of $175,000 of our senior subordinated notes including a redemption premium of $18,158, repayment of bank debt of $33,000, and principal payments on capital leases of $606, partially offset by proceeds from bank debt of $23,000 and a cash contribution from our parent of $203,000.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for each of the three years ended December 31, 2009, 2008 and 2007.  Sources of cash include primarily cash flow from the operations of our businesses and borrowings under our revolving credit facilities.  Our principal uses of cash include:  our debt service and the net funding and investment requirements of other programming services that we do not own, including Rainbow’s regional news networks (“News 12 Networks”), MSG Varsity, and the continuing international operations of the VOOM HD Networks.  We currently expect our net funding and investment requirements for the next twelve months, including term loan repayments aggregating $25,000, will be met with one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our bank credit facilities.  Our decision as to the use of cash on hand, cash generated from operating activities and borrowings under our bank credit facilities will be based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under our bank credit facilities.  Moreover, we will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to fund cash requirements or make distributions to CSC Holdings or other Rainbow businesses that we do not own.  We have accessed the debt markets for significant amounts of capital in the past and may do so in the future.  During the year ended December 31, 2009, we distributed $104,000 to Rainbow Programming Holdings LLC (“RPH”), our direct parent, to, among other things, fund certain other programming services, including News 12 Networks, MSG Varsity and VOOM HD Networks.

We have assessed the implications of the recent distress in the capital and credit markets on our ability to meet our net funding and investment requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, additional market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

The following table summarizes our outstanding debt, including capital lease obligations, interest expense and capital expenditures as of and for the year ended December 31, 2009:

Bank debt	$580,000
Capital leases	15,894
Senior notes	299,283
Senior subordinated notes	323,817
Total debt	$1,218,994

Interest expense	$75,842
Capital expenditures	$2,569

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2009 and thereafter, including capital leases with affiliates and non-affiliates and related interest, as of December 31, 2009 are as follows:

Years Ending December 31,

2010	$27,481
2011	52,481
2012	482,481
2013	327,481
2014	327,481
Thereafter	12,710
Total	$1,230,115

Debt Financing Agreements

We have an $800,000 senior secured credit facility (the “Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at December 31, 2009.

Outstanding borrowings under our term A loan facility and the original revolving credit facility were $450,000 and $130,000, respectively, at December 31, 2009.  At December 31, 2009, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.25%.  As of December 31, 2009, $130,000 of the revolving credit facility was drawn and we had $450,000 in total undrawn revolver commitments consisting of $170,000 under our original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements.  The borrowings under the Credit Facility may be repaid without penalty at any time.  We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by RPH, our direct parent.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $6,250 in 2010, $12,500 in 2011 and 2012 and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facilities are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We were in compliance with all of our financial covenants under our Credit Facility and our Incremental Revolver as of December 31, 2009.

As of December 31, 2009, we also have outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba2 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

In November 2008, we entered into interest rate swap contracts with a notional amount of $450,000 to effectively fix borrowing rates on a substantial portion of our floating rate debt.  These contracts were not designated as hedges for accounting purposes.  In November 2009, these contracts matured.

Rainbow Media Holdings Promissory Note

As of December 31, 2009, Madison Square Garden, L.P., a subsidiary of Madison Square Garden, Inc., which Cablevision distributed to its stockholders on February 9, 2010, had extended intercompany loans aggregating $190,000 to Rainbow Media Holdings, an indirect wholly-owned subsidiary of Cablevision and our indirect parent.  On January 28, 2010, the intercompany loans were replaced with a promissory note from Rainbow Media Holdings to Madison Square Garden, L.P. having a principal amount of $190,000.  The note will accrue interest at a rate of 3.25% per annum.  The note is non-amortizing and has a maturity date of June 30, 2010 with prepayment without penalty at Rainbow Media Holdings’ option.  Rainbow Media Holdings expects to be able to repay the promissory note through the use of one or more of the following: cash on hand, cash generated by operating activities and available borrowings under Cablevision’s or our credit facilities.

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations to affiliates and non-affiliates as of December 31, 2009, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
Off balance sheet arrangements:
Purchase obligations (1)	$271,788	$85,865	$44,163	$55,344	$86,416	$—
Operating lease obligations (2)	2,904	934	1,829	141	—	—
Guarantees	44	44	—	—	—	—
	274,736	86,843	45,992	55,485	86,416	—
Contractual obligations reflected on the balance sheet:
Debt obligations (3)	1,205,000	25,000	530,000	650,000	—	—
Program rights obligations	416,281	106,845	165,586	90,680	53,170	—
Capital lease obligations (4)	25,115	2,481	4,962	4,962	12,710	—
Contract obligations (5)	3,489	1,289	2,200	—	—	—
Taxes (6)	10,268	2,537	—	—	—	7,731
	1,660,153	138,152	702,748	745,642	65,880	7,731

Total	$1,934,889	$224,995	$748,740	$801,127	$152,296	$7,731

See note 5 to our consolidated financial statements for a discussion of our long-term debt.  See note 8 to our consolidated financial statements for a discussion of our leases.  See note 1 to our consolidated financial statements for a discussion of our program rights obligations.

(1)                      Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term program rights obligations and (ii) long-term transmission service commitments.

(2)                      Operating lease commitments represent future minimum payment obligations on various long-term, noncancelable leases for office space and office equipment.

(3)                      Includes future payments due on the Company’s (i) bank debt, (ii) senior notes, and (iii) senior subordinated notes (excludes interest payments).

(4)                      Amount above reflects the face amount of capital lease obligations, including related interest.

(5)                      This amount represents primarily long-term program rights obligations to affiliates and additional annual required payments relating to the acquisitions of film web site businesses in 2008 and 2009.

(6)                     This amount represents tax liabilities, including accrued interest, relating to uncertain tax positions.

Interest Rate Risk

To manage interest rate risk, we enter into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we only enter into interest rate swap contracts with financial institutions that are rated investment grade.  We diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

All interest rate swap contracts are carried at their fair values on our consolidated balance sheets, with changes in value reflected in the consolidated statements of income.  As noted above, our interest rate swap contracts matured in November 2009.

As of December 31, 2009, we have $1,203,100 of debt outstanding, of which $580,000 outstanding under our Credit Facility is subject to variable interest rates.  The effect of a hypothetical 100 basis point increase in interest rates prevailing at December 31, 2009 could have an adverse affect on our annual interest expense of approximately $6,000.

Fair Value of Debt

Based on the level of interest rates prevailing at December 31, 2009, the fair value of our fixed rate debt of $648,515 was more that its carrying value of $623,100 by $25,415.  The fair value of these financial instruments is estimated based on reference to quoted market prices for these or comparable securities.  The effect of a hypothetical 100 basis point decrease in interest rates prevailing at December 31, 2009 would increase the estimated fair value of our fixed rate debt by $1,708 to $650,223.  This estimate is based on the assumption of an immediate and parallel shift in interest rates across all maturities.

Our floating rate borrowings bear interest in reference to current LIBOR-based market rates and thus their carrying values approximate fair value.

Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  ASU No. 2010-06 outlines certain new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in the Accounting Standards Codification (“ASC”) Topic 820-10.  ASU No. 2010-06 amends ASC Topic 820-10 to now require that (a) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.  In addition, ASU No. 2010-06 clarifies existing disclosures on (a) how a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities, and (b) how a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  ASU No. 2010-06 is effective for the Company in the fourth quarter of 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures will be effective for the Company in the first quarter of 2011.  Early adoption is permitted.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, which provides amendments that (a) update the criteria for separating consideration in multiple-deliverable arrangements, (b) establish a selling price hierarchy for determining the selling price of a deliverable, and (c) replace the term “fair value” in the revenue allocation guidance with the term “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions.  ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis.  ASU No. 2009-13 requires a vendor to significantly expand the disclosures related to multiple-deliverable revenue arrangements with the objective to provide information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method affects the timing or amount of revenue recognition.  ASU No. 2009-13 is required to be adopted on a prospective basis for revenue arrangements entered into or materially modified for fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.

Rainbow National Services LLC and Subsidiaries

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/Write- Offs and Other Charges		Balance at End of Period
Year Ended December 31, 2009
Allowance for doubtful accounts	$667	$901	$(857	)*	$711

Year Ended December 31, 2008
Allowance for doubtful accounts	$1,639	$946	$(1,918	)*	$667

Year Ended December 31, 2007
Allowance for doubtful accounts	$4,066	$392	$(2,819	)*	$1,639

*  Amounts in 2009 represent primarily the provision for certain pre-petition advertising payments following the filing of bankruptcy of certain advertisers recorded in other accrued expenses and the write-off of trade receivables primarily from those same advertisers following the filing of bankruptcy.  Amounts in 2008 represent primarily the write-off of trade receivables from a cable system operator that had previously been fully reserved and the write-off of certain uncollectible advertising receivables.  Amounts in 2007 represent primarily the write-off of trade receivables from a cable system operator that had previously been fully reserved.